UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Seagate Technology Public Limited Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a Form 8-K filed by Seagate Technology Public Limited Company on October 8, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):  October 7, 2013

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ireland	001-31560	98-0648577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

38/39 Fitzwilliam Square Dublin 2 Ireland	NA
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (353) (1) 234-3136

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Share Redemption Agreement

On October 7, 2013, Seagate Technology plc (the “Company”) and Samsung Electronics Co., Ltd., a company organized under the laws of the Republic of Korea (“Samsung”), entered into a Share Redemption Agreement (the “Share Redemption Agreement”) pursuant to which the Company will repurchase 32,700,000 Ordinary Shares of the Company (the “Shares”) by way of redemption from Samsung at a price of $46.03 per share, for a total purchase price of $1,505,181,000 (the “Redemption Price”).  A copy of the press release announcing the entry into the Share Redemption Agreement is attached hereto as Exhibit 99.1.  The Shares represent approximately 9.1% of the Company’s total Ordinary Shares outstanding.

The transactions contemplated by the Share Redemption Agreement (the “Share Redemption Transaction”) are expected to be consummated on October 7, 2013 and no later than October 18, 2013, subject to the absence of any legal restraints prohibiting or preventing the consummation of the Share Redemption Transaction.  Upon the closing of the Share Redemption Transaction, Samsung shall receive the Redemption Price payable in cash by the Company in exchange for the redemption of the Shares of Samsung.  The Shares will be cancelled immediately following the Share Redemption Transaction.  The Share Redemption Transaction is part of the Company’s previously announced share repurchase program.

The description of the Share Redemption Agreement above is qualified in its entirety by the Share Redemption Agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Amendment and Termination of Shareholder Agreement

In connection with the entry into the Share Redemption Agreement, the Company and Samsung entered into an Amendment and Termination Agreement (the “Amendment and Termination Agreement”) amending and terminating the previously disclosed Shareholder Agreement, dated April 19, 2011 (the “Shareholder Agreement”), between the Company and Samsung.  Effective upon the closing of the Share Redemption Transaction, Samsung’s right to appoint one representative to the Company’s Board of Directors (the “Board”) so long as Samsung and its affiliates continued to beneficially own at least 7% of the Company’s outstanding Ordinary Shares shall terminate.  Further, the Shareholder Agreement shall terminate with respect to other material provisions, including but not limited to, certain transfer restrictions, standstill provisions and voting provisions.  The registration provisions of the Shareholder Agreement remain in full force and effect, however, the date by which the Company is obligated to file a registration statement to register the remaining Ordinary Shares beneficially owned by Samsung is amended to be November 8, 2013, to the extent not prohibited by any applicable law and subject to postponement in the event of a Material Pending Event (as defined in the Shareholder Agreement).  Notwithstanding the termination of Samsung’s right to appoint a representative to the Board, there is no change to the Board’s recommendation that Dr. Seh-Woong Jeong be re-elected to the Board at the Company’s 2013 Annual General Meeting of Shareholders.

The description of the Amendment and Termination Agreement above is qualified in its entirety by the Amendment and Termination Agreement, filed as Exhibit 10.2 to this Current Report on Form 8-K, which is incorporated herein by reference.

Additional Relationships between the Company and Samsung

Other relationships between the Company and Samsung remain unchanged.  The description of those relationships set forth in the Company’s Proxy Statement for the 2013 Annual General Meeting of Shareholders, as updated in connection with the Share Redemption Transaction, is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

The information set forth above under Item 1.01 subheading “Amendment and Termination of Shareholder

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Agreement” is hereby incorporated by reference into this Item 1.02.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Share Redemption Agreement dated as of October 7, 2013, between Seagate Technology plc and Samsung Electronics Co., Ltd.

10.2	Amendment and Termination Agreement dated as of October 7, 2013, between Seagate Technology plc and Samsung Electronics Co., Ltd.

99.1	Press release, dated October 8, 2013, of Seagate Technology plc entitled “Seagate Technology Completes Private Share Redemption Transaction of 32.7 Million Shares.”

99.2	Description of Relationships between Seagate Technology plc and Samsung Electronics Co., Ltd.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about our plans, strategies and prospects and estimates of industry growth for the fiscal quarter ending September 27, 2013 and beyond. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions.  Forward-looking statements included in this Current Report on Form 8-K include, but are not limited to, statements regarding the Company’s strategic alignment with Samsung, returning value to shareholders, the Company’s commitment to the share redemption plan and the expected timing for consummating the Share Redemption Transaction.  These forward-looking statements are based on information available to the Company as of the date of this Current Report on Form 8-K and are based on management's current views and assumptions. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties, and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control and may pose a risk to the Company’s operating and financial condition. Such risks and uncertainties include, but are not limited to:  the uncertainty in global economic conditions, as consumers and businesses may defer purchases in response to tighter credit and financial news; the impact of the variable demand and adverse pricing environment for disk drives, particularly in view of current business and economic conditions; dependence on the Company’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements; possible excess industry supply with respect to particular disk drive products; and the Company’s ability to achieve projected cost savings in connection with restructuring plans. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on August 7, 2013, which statements are incorporated into this Current Report on Form 8-K by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

By:	/s/ Patrick J. O’Malley
	Name:	Patrick J. O’Malley
	Title:	Executive Vice President and Chief Financial Officer

Date:  October 8, 2013

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Share Redemption Agreement dated as of October 7, 2013, between Seagate Technology plc and Samsung Electronics Co., Ltd.

10.2	Amendment and Termination Agreement dated as of October 7, 2013, between Seagate Technology plc and Samsung Electronics Co., Ltd.

99.1	Press release, dated October 8, 2013, of Seagate Technology plc entitled “Seagate Technology Completes Private Share Redemption Transaction of 32.7 Million Shares.”

99.2	Description of Relationships between Seagate Technology plc and Samsung Electronics Co., Ltd.

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Exhibit 10.1

SHARE REDEMPTION AGREEMENT

This SHARE REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of October 7, 2013 by and among Seagate Technology plc, a company incorporated under the laws of Ireland (the “Company”) and Samsung Electronics Co., Ltd., a company organized under the laws of the Republic of Korea (“Samsung”). Company and Samsung are sometimes referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, Samsung directly owns ordinary shares of the Company, par value $0.00001 per share (“Ordinary Shares”);

WHEREAS, Samsung desires to sell, and the Company desires to acquire by way of redemption, in accordance with Article 11 of the Company’s Articles of Association, and as permitted by the laws of Ireland, and free and clear of any and all Liens (as defined herein), an aggregate of 32,700,000 Ordinary Shares on the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, the Company and Samsung are entering into an amendment and termination agreement to the Shareholder Agreement, dated April 19, 2011, as amended, modified or supplement, by and among Samsung and the Company which shall become effective at the Closing (as defined herein) (the “Amendment and Termination Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

REDEMPTION; CLOSING

Section 1.1                                    Redemption.  Upon the terms and subject to the conditions of this Agreement, Samsung agrees to sell to the Company, and the Company agrees to acquire from Samsung, 32,700,000 Ordinary Shares (the “Redeemed Shares”) by way of redemption, free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, conditional sale agreements, title retention agreements, options, adverse claims of, or restrictions on, ownership or use, limitations on transfer or other agreements or claims of any kind, character, description or nature whatsoever, other than as set forth in the Shareholder Agreement (collectively, “Liens”).

Section 1.2                                    Redemption Price.  Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid redemption by the Company of the Redeemed Shares in the aforesaid manner, the Company shall pay to Samsung a price equal to $46.03 per Redeemed Share, for an aggregate redemption price equal to $1,505,181,000 (the “Redemption Price”).

Section 1.3                                    Expenses.  All fees and expenses incurred by each Party hereto in connection with the matters contemplated by this Agreement shall be borne by the Party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such Party.

Section 1.4                                    Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on October 18, 2013 or other date both Parties may mutually agree (the “Closing Date”), provided that the obligations of Samsung and the Company to consummate the transactions contemplated by this Agreement shall be conditioned upon there being no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder.

Section 1.5                                    Closing Deliverables.

(a)                                 On the Closing Date, Samsung will deliver a letter to the Company, in a form reasonably acceptable to the Company, to acknowledge to the Company that the Redeemed Shares will be automatically redeemed on Closing and that it will have no title in the Redeemed Shares, such shares being cancelled.

(b)                                 At or prior to the Closing Date, for the purposes of the records of Computershare Trust Company, N.A. (“Computershare”) only, in accordance with Section 1.1 hereof:

(i)                                     Samsung shall deliver or cause to be delivered to Computershare, at an address to be designated in writing by the Company a letter of instruction, in a form reasonably acceptable to Computershare, directing Computershare to transfer ownership of the Redeemed Shares from Samsung’s Restricted Share account to the Company’s Authorized but Unissued Ordinary Share Account, such shares to be cancelled immediately following such transfer; and

(ii)                                  the Company shall deliver a letter to Computershare, in a form reasonably acceptable to Computershare, which letter shall include the number of Redeemed Shares to be so transferred, instructing Computershare to transfer the Redeemed Shares from Samsung’s Restricted Share account to the Company’s authorized but Unissued Ordinary Share Account.

(c)                                  On the Closing Date, upon receipt of the acknowledgment required pursuant to Section 1.5(a), the Company shall deliver or cause to be delivered to Samsung the Redemption Price by wire transfer of immediately available funds to such account as Samsung has specified in writing prior to the Closing Date.

ARTICLE II

COVENANTS

Section 2.1                                    Public Announcement; Public Filings.

(a)                                 Upon execution of this Agreement, the Company shall issue a press release as shall be mutually agreed by the Company and Samsung.  No Party hereto nor any of its respective Affiliates shall issue any press release or make any public statement relating to the transactions contemplated hereby (including, without limitation, any statement to any governmental or regulatory agency or accrediting body) that is inconsistent with, or are otherwise contrary to, the statements in the press release.

(b)                                 Promptly following the date hereof, Samsung shall cause to be filed with the Securities and Exchange Commission an amendment to its most recent Schedule 13D filing on December 20, 2011, and prior to filing will provide the Company and its counsel a reasonably opportunity to review and comment upon such amendment.

Section 2.2                                    Confidentiality.  During the one year period from the date hereof, each Party shall not disclose and shall maintain the confidentiality of (and shall cause its Affiliates, directors, officers and employees to not disclose and to maintain the confidentiality of) any non-public information furnished by one Party to the other Party in connection with the transactions contemplated hereby (the “Confidential Information”), except (i) as required to be disclosed by law, stock exchange regulations or order of a court of competent jurisdiction or (ii) to its auditors, legal counsel and other advisors who are required by law or written agreement to maintain the confidentiality of the Confidential Information.  Any Confidential Information provided to Samsung in connection with the transactions contemplated hereby will be used by Samsung and its representatives solely in connection with, or for the purpose of evaluating, the transactions contemplated hereby and shall not be used by Samsung or its representatives for any other purpose.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SAMSUNG

Samsung hereby makes the following representations and warranties to the Company:

Section 3.1                                    Organization and Power.

(a)                                 Samsung is duly organized and validly existing under the laws of the Republic of Korea, is not in administration, receivership or liquidation, no petition has been presented for its winding-up and there are no grounds on which any petition or application could be based for its winding-up or the appointment of an administrator or receiver over its assets.

(b)                                 The execution and delivery of this Agreement by Samsung and the consummation by Samsung of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to

Section 16 or Regulation 13D under the Securities Exchange Act of 1934 and Irish Companies Office filings) filing with, any Governmental Entity; and (ii) except as would not have an adverse effect on the ability of Samsung to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, Lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which such Samsung is a party or with Samsung’s organizational documents, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any Governmental Entity on the part of Samsung or cause the acceleration or termination of any obligation or right of Samsung or any other party thereto.

Section 3.2                                    Authority; Binding Nature of Agreement.  Samsung has the power and authority to enter into and to perform its obligations under this Agreement and the Amendment and Termination Agreement and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by Samsung of this Agreement and the Amendment and Termination Agreement have been duly authorized by all necessary action on the part of Samsung.  Assuming the due authorization, execution and delivery of this Agreement and the Amendment and Termination Agreement by the Company, this Agreement and the Amendment and Termination Agreement, upon its execution and delivery, constitutes the valid and binding obligation of Samsung, enforceable against Samsung in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.3                                    Ownership.  Samsung is the sole beneficial owner of the Redeemed Shares free and clear of any and all Liens.  Samsung has full power and authority and the sole right to transfer full legal ownership of the Redeemed Shares to the Company, and Samsung is not required to obtain the approval of any Person or Governmental Entity to effect the sale of the Redeemed Shares.

Section 3.4                                    Good Title Conveyed.  All Redeemed Shares redeemed by the Company hereunder, shall be free and clear of any and all Liens and good, valid and marketable title to such Redeemed Shares will effectively vest in the Company at the Closing.

Section 3.5                                    Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Samsung, threatened against Samsung that could impair the ability of Samsung to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.6                                    No Brokers.  Samsung is not as of the date hereof, and will not become, a party to any agreement, arrangement or understanding with any Person which could result in the Company having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

Section 3.7                                    Other Acknowledgments.

(a)                                 Samsung hereby represents and acknowledges, that it is a sophisticated investor and that it knows that the Company may have material Confidential Information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to Samsung’s decision to sell the Redeemed Shares or otherwise materially adverse to Samsung’s interests.  Samsung acknowledges and agrees, that the Company shall have no obligation to disclose to it any such information and hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against the Company and their respective Affiliates, officers, directors, employees, agents and representatives based upon, relating to or arising out of nondisclosure of such information or the sale of the Redeemed Shares hereunder.

(b)                                 Samsung further represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Redeemed Shares and has, independently and without reliance upon the Company, made its own analysis and decision to sell the Redeemed Shares.  With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Redeemed Shares, Samsung is not relying on the Company (or any agent or representative thereof).  Samsung has carefully considered and, to the extent it believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Redeemed Shares.  Samsung acknowledges that none of the Company or any of its directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

(c)                                  Samsung represents that (i) Samsung has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making their investment decision regarding the transactions contemplated hereby and of making an informed investment decision, (ii) Samsung is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended, and (iii) the sale of the Redeemed Shares by Samsung (x) was privately negotiated in an independent transaction and (y) does not violate any rules or regulations applicable to Samsung.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to Samsung:

Section 4.1                                    Organization and Power.

(a)                                 The Company is a corporation duly incorporated and validly existing under the laws of Ireland, is not in administration, examinership, receivership or liquidation, and no petition has been presented for its winding-up and there are no grounds on which any petition or application could be based for its winding-up or the appointment of an administrator or receiver over its assets.

(b)                                 The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to U.S. securities laws and the rules and regulations of Nasdaq and Irish Companies Office filings) filing with, any Governmental Entity; and (ii) except as would not have an adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, Lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Company is a party or with the Company’s organizational documents, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any Governmental Entity on the part of the Company or cause the acceleration or termination of any obligation or right of the Company or any other party thereto.

Section 4.2                                    Authority; Binding Nature of Agreement.  The Company has the power and authority to enter into and to perform its obligations under this Agreement and the Amendment and Termination Agreement, and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by the Company of this Agreement and the Amendment and Termination Agreement have been duly authorized by all necessary action on the part of the Company.  Assuming the due authorization, execution and delivery of this Agreement and the Amendment and Termination Agreement by Samsung, this Agreement and the Amendment and Termination Agreement, upon their execution and delivery, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.3                                    Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company that could impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 4.4                                    No Brokers.  The Company is not as of the date hereof, and will not become, a party to any agreement, arrangement or understanding with any Person which could result in Samsung having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1                                    Survival.  Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the Closing.  Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement.

Section 5.2            Notices.  All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by U.S. registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy delivery, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day (as defined below) delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the fifth Business Day following that on which the piece of mail containing such communication is posted to the address provided herein or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any Party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Notices to Parties pursuant to this Agreement shall be given:

If to the Company:

Seagate Technology Public Limited Company
38/39 Fitzwilliam Square
Dublin 2
Ireland
Facsimile:	+1- 408-658-1772
Attention:	Kenneth Massaroni

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Facsimile:	+1-650-493-6811
Attention:	Larry W. Sonsini
Mark B. Baudler

If to Samsung:

Samsung Electronics Co., Ltd.
38th Floor, Samsung Electronics Bldg.
1320-10, Seocho 2 Dong. Seocho-Gu
Seoul, Korea 137-857
Facsimile:	+82-2-2255-8399
Attention:	International Legal Department,
Office of the General Counsel

With a copy (which shall not constitute notice) to:

Paul Hastings LLP
33rd Floor, West Tower
Mirae Asset Center One Building
67 Suha-dong, Jung-gu
Seoul, Korea 100-210
Facsimile:	+82-2-6321-3902
Attention:	Daniel Sae-Chin Kim

Section 5.3                                    Certain Definitions.  For all purposes of and under this Agreement, the following terms have the following meanings:

(a)                                 “Affiliate” means a corporation, company, partnership or other entity that now or later owns, is owned by or is under common ownership or control with, directly or indirectly, a Party to this Agreement. For purposes of the foregoing, “control,” “own”, “owned”, or “ownership” means ownership, either directly or indirectly, of fifty percent (50%) or more of the stock or other equity interest entitled to vote for the election of directors or an equivalent body. The corporation, company, partnership, or other entity will be deemed to be an Affiliate only so long as such ownership or control exists;

(b)                                 “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in the U.S., Ireland or Korea are authorized or obligated by applicable law or executive order to close;

(c)                                  “Person” means any natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;  and

(d)                                 “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

Section 5.4                                    Injunctive Relief.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent any breach or threatened breach of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in any action instituted in a court of competent jurisdiction, without the posting of any bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party hereby irrevocably waives, in any action for specific performance, the defense of adequacy of a remedy at law.

Section 5.5                                    Severability.  If any provision of the Agreement is held to be invalid or unenforceable at law, all other provisions of the Agreement shall remain in full force and effect. Upon any such determination, the Parties agree to negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable law.

Section 5.6                                    Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party. This Agreement is not intended and shall not be construed to create any rights or remedies in any parties other than Samsung and Company, and no Person shall assert any rights as third party beneficiary hereunder.

Section 5.7                                    Entire Agreement.  This Agreement, the Amendment and Termination Agreement and Company’s articles of association contain the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties relating to the subject matter hereof.

Section 5.8                                    Amendment; Waiver.  This Agreement may be amended if, and only if, such amendment is in writing and signed by Company and Samsung.  Any provision of this Agreement may be waived by the Party against whom the waiver is to be effective.

Section 5.9                                    Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

Section 5.10                             Consent to Jurisdiction.  Any suit, action or proceeding brought by any Party seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought in a state or federal court located in the State of Delaware and each of the Parties to this Agreement hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 5.11                             Counterparts.  This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties.

Section 5.12                             Further Assurances.  Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SEAGATE TECHNOLOGY PLC

By:	/s/ Patrick J. O’Malley
Name:	Patrick J. O’Malley
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Share Redemption Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SAMSUNG ELECTRONICS CO., LTD.

By:	/s/ Kyeong Seak Ok
Name:	Kyeong Seak Ok
Title:	EVP

[Signature Page to Share Redemption Agreement]

Exhibit 10.2

AMENDMENT AND TERMINATION AGREEMENT

This AMENDMENT AND TERMINATION AGREEMENT (this “Amendment and Termination Agreement”), dated as of October 7, 2013 amends and terminates that certain Shareholder Agreement, dated as of April 19, 2011, as amended, modified or supplemented (the “Shareholder Agreement”), by and between Seagate Technology plc, a company incorporated under the laws of Ireland (“Company”) and Samsung Electronics Co., Ltd., a company organized under the laws of the Republic of Korea (“Shareholder”).  Company and Shareholder are sometimes referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms not defined herein have the meanings set forth in the Shareholder Agreement.

R E C I T A L S

WHEREAS, Section 6.5(a) of the Shareholder Agreement provides in pertinent part that any provision of the Shareholder Agreement may be amended if such amendment is in writing and signed by the Company and Shareholder.

WHEREAS, the Company and Shareholder have entered into a Share Redemption Agreement dated as of October 7, 2013 (the “Share Redemption Agreement”) pursuant to which the Company shall purchase and redeem 32,700,000 of the ordinary shares of the Company held by Shareholder (the “Share Redemption”).

WHEREAS, the Parties now desire, in connection with entering into the Share Redemption Agreement, to (i) amend the Shareholder Agreement, such amendment to be effective immediately prior to and contingent upon the Closing (as such term is defined in the Share Redemption Agreement) (the “Closing”), (ii) terminate the Shareholder Agreement, such termination to be effective as of and contingent upon the Closing with certain terms surviving such termination, and (iii) waive and release any and all claims, causes of action, and rights as against one another arising under the Shareholder Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the Parties hereby agree as follows:

A G R E E M E N T

1.                                      Amendment to Shareholder Agreement.  Notwithstanding anything to the contrary contained in the Shareholder Agreement:

(a)                                 Section 6.5 of the Shareholder Agreement is hereby amended and restated in its entirety to read as follows:

“This Agreement may be amended or terminated if, and only if, such amendment or termination agreement is in writing and signed by Company and Shareholder.  Any provision of this Agreement may be waived by the Party against whom the waiver is to be effective.  Notwithstanding anything to the contrary contained in the Shareholder Agreement, if this Agreement is terminated pursuant to Section 6.5, all rights and obligations of the Parties hereunder (except for Section 1.1 (Certain Definitions), Section 1.2 (Rules of Construction), Section 3.2 (Restrictive Legends; Securities Law Compliance), Section 3.3(a) (Procedures for Transfer; Right of First Refusal), Section 3.4 (Applicability to Other Securities), Article IV (Registration), Article VI (Miscellaneous), and Appendix A (Definitions and Index of Defined Terms) (such provisions are collectively referred to as the “Surviving Sections”) which Surviving Sections shall remain in full force and effect in accordance with their respective terms) shall terminate.”

(b)                                 Section 4.1(a) of the Shareholder Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Subject to the provisions of this Article IV, to the extent not prohibited by any applicable law or applicable interpretation of the Staff of the SEC, on or prior to November 8, 2013 (the “Extended Release Date”), Company shall effect the registration under the Securities Act of all of Shareholder’s Registrable Securities on or prior to the Extended Release Date; provided, however, that if the Extended Release Date occurs when there is a Material Pending Event, then Company may postpone the filing of a Registration Statement for a period not to exceed 90 consecutive calendar days from the Extended Release Date upon providing Shareholder with written notice of such postponement (which notice need not include a statement of the reason for such postponement).  Shareholder shall keep confidential any communications received by it from Company regarding the postponement pursuant to this Section 4.1(a) (including the fact of the postponement).”

(c)                                  The address for notices and other communications under the Shareholder Agreement for Wilson Sonsini Goodrich & Rosati that is set forth in Section 6.6(b) of the Shareholder Agreement is hereby amended and restated as follows:

“Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Facsimile:                 +1-650-493-6811

Attention:                 Larry W. Sonsini

Mark B. Baudler”

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(d)                                 The address for notices and other communications under the Shareholder Agreement for the Company that is set forth in Section 6.6(b) of the Shareholder Agreement is hereby amended and restated as follows:

Seagate Technology Public Limited Company

38/39 Fitzwilliam Square

Dublin 2

Ireland

Facsimile:                 +1- 408-658-1772

Attention:                 Kenneth Massaroni

2.                                      Termination of Shareholder Agreement.  The Shareholder Agreement, as amended by Section 1 of this Amendment and Termination Agreement, is hereby terminated pursuant to Section 6.5 thereof, which termination shall be effective as of and contingent upon the Closing, and no Party thereto shall have any surviving obligations, rights or duties thereunder, other than the Surviving Sections (as amended hereby) as specifically provided for in Section 6.5 thereof (as amended hereby), which shall remain in full force and effect in accordance with their respective terms (the “Surviving Rights”).  For the avoidance of doubt, and notwithstanding any express language in any section of the Shareholder Agreement, all sections of the Shareholder Agreement other than the Surviving Sections shall terminate effective upon the termination of the Shareholder Agreement.

3.                                      Waiver of Claims.  Effective as of and contingent upon the Closing, each Party (each, a “Releasor Party”) hereby irrevocably waives and releases and discharges each other Party and its Affiliates (each, a “Released Party”) from and against any and all claims, causes of action, demands, orders, obligations and rights (other than with respect to the Surviving Rights, to which such waiver and release shall not apply) both at law and in equity, in each case arising under the Shareholder Agreement, as amended by Section 1 of this Amendment and Termination Agreement, that Releasor Party has as of the Closing, has ever had or at any time could have asserted against any of the Released Parties, whether in law, equity or otherwise, whether known or unknown, suspected or unsuspected (the “Released Claims”).  Notwithstanding anything to the contrary contained herein (except as expressly waived in Section 4 herein), this release shall not operate to discharge or release the Released Parties from, and the Released Claims shall in no event include, any rights or claims that a Releasor Party may have against any Released Party in any capacity other than as a Party hereto (including under any other Contract such Party may have with any Released Party in any other capacity).

4.                                      Governing Law.  This Amendment and Termination Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

5.                                      Counterparts; Effectiveness.  This Amendment and Termination Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in Person.  This Amendment and Termination Agreement shall become effective immediately prior to, and its effectiveness shall be contingent upon the occurrence of, the Closing.  In the event the

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Share Redemption Agreement is terminated prior to the occurrence of the Closing, this Amendment and Termination Agreement shall be void ab initio.

6.                                      Severability.  If any provision of the Amendment and Termination Agreement is held to be invalid or unenforceable at law, all other provisions of the Amendment and Termination Agreement shall remain in full force and effect.  Upon any such determination, the Parties agree to negotiate in good faith to modify this Amendment and Termination Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable law.

7.                                      Modification.  This Amendment and Termination Agreement may not be altered, amended or modified in any way except by a written instrument referencing this Amendment and Termination Agreement signed by all Parties.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment and Termination Agreement to be duly executed by their respective authorized signatories thereunto duly authorized as of the date first above written.

SEAGATE TECHNOLOGY PLC

By:	/s/ Patrick J. O’Malley
Name: Patrick J. O’Malley
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Amendment and Termination Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment and Termination Agreement to be duly executed by their respective authorized signatories thereunto duly authorized as of the date first above written.

SAMSUNG ELECTRONICS CO., LTD.

By:	/s/ Kyeong Seak Ok
Name: Kyeong Seak Ok
Title: EVP

[Signature Page to Amendment and Termination Agreement]

Exhibit 99.1

SEAGATE TECHNOLOGY COMPLETES PRIVATE SHARE REDEMPTION TRANSACTION
OF 32.7 MILLION SHARES

Seagate and Samsung Reaffirm Strategic Alignment

CUPERTINO, CALIF., — October 8, 2013 — Seagate Technology plc (NASDAQ: STX), a world leader in hard disk drives and storage solutions, today announced a private share redemption transaction with Samsung Electronics Co., Ltd. of 32.7 million shares, representing approximately 9% of Seagate’s shares outstanding as of the end of the fiscal first quarter 2014. Following the transaction, Samsung will continue to own approximately 12.5 million shares of Seagate’s stock and Dr. Seh-woong Jeong, Executive Vice President at the Systems LSI Division of Samsung Electronics, will remain on the Seagate Board of Directors.

“We are pleased that Samsung intends to continue to be a long-term strategic shareholder and business partner with Seagate. The success we have had with the Samsung hard disk drive products we acquired has exceeded our expectations and we are very encouraged with our joint product development for enterprise solid state drives. Going forward, we will continue to value Dr. Jeong’s counsel and guidance as part of our board of directors and we are very optimistic about the future of our flash technology partnership,” said Steve Luczo, Seagate Chairman, President and Chief Executive Officer.

Luczo continued, “Returning value to shareholders is a top priority for Seagate and investing in our own company is one of our greatest opportunities. Given the strength of our balance sheet and expected cash flow from operations, we remain committed to our share redemption and dividend plan. We are on track to return approximately 70% of operating cash flow to shareholders this fiscal year while we continue to make strategic investments in our business and extend our leadership in cloud, mobile and open source storage technology.”

“Bringing value to the market and consumers has been the primary goal of our relationship with Seagate and we are pleased with our partnership’s success. Samsung looks forward to continuing our strategic ties with Seagate and delivering technology solutions for cloud and mobile applications,” said Oh-hyun Kwon, Vice Chairman and CEO of Samsung Electronics.

About Seagate

Seagate is a world leader in hard disk drives and storage solutions. Learn more at www.seagate.com.

About Samsung Electronics Co., Ltd.

Samsung Electronics Co., Ltd. is a global leader in technology, opening new possibilities for people everywhere. Through relentless innovation and discovery, we are transforming the worlds of televisions, smartphones, personal computers, printers, cameras, home appliances, LTE systems, medical devices, semiconductors and LED solutions. We employ 270,000 people across 79 countries with annual sales of US$187.8 billion. To discover more, please visit www.samsung.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about our plans, strategies and prospects and estimates of industry growth for the fiscal quarter ending September 27, 2013 and beyond. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions.  Forward-looking statements included in this press release include, but are not limited to, statements regarding the Company’s strategic alignment with Samsung, returning value to shareholders, the Company’s commitment to the share redemption plan.  These forward-looking statements are based on information available to the Company as of the date of this press release and are based on management’s current views and assumptions. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties, and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control and may pose a risk to the Company’s operating and financial condition. Such risks and uncertainties include, but are not limited to:  the uncertainty in global economic conditions, as consumers and businesses may defer purchases in response to tighter credit and financial news; the impact of the variable demand and adverse pricing environment for disk drives, particularly in view of current business and economic conditions; dependence on the Company’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements; possible excess industry supply with respect to particular disk drive products; and the Company’s ability to achieve projected cost savings in connection with restructuring plans. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on August 7, 2013, which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Exhibit 99.2

Description of Relationships between Seagate Technology plc and Samsung Electronics Co., Ltd.

On December 19, 2011, Seagate Technology plc (the “Company”) completed the acquisition of Samsung Electronics Co., Ltd.’s (“Samsung”) hard disk drive business pursuant to an Asset Purchase Agreement (“APA”), previously filed on August 17, 2011 as an exhibit to the Company’s Annual Report on Form 10-K for fiscal year 2011, by which the Company acquired certain assets and liabilities of Samsung relating to the research and development, manufacture and sale of hard disk drives (the “Acquisition”). The acquisition-date fair value of the consideration transferred totaled $1,140 million, which consisted of $571 million of cash, $10 million of which was paid as a deposit upon signing the APA in the fourth quarter of fiscal year 2011, and 45,239,490 ordinary shares with a fair value of $569 million as of the closing of the Acquisition. Samsung disclosed on its Schedule 13D filed with the SEC on December 20, 2011 that it beneficially owned more than 10% of the outstanding voting securities of the Company as of closing of the Acquisition on December 19, 2011.

In connection with the Acquisition, the Company entered into a number of agreements with Samsung during fiscal year 2012 and fiscal year 2013.  In addition to the Shareholder Agreement, the Company also entered into: (i) a transition services agreement pursuant to which the Company accrued approximately $4 million in fiscal year 2013, (ii) a warranty agreement to assume specified warranty liabilities for Samsung products following the closing of the Acquisition, (iii) an intellectual property agreement previously filed on August 17, 2011 as an exhibit to the Company’s Annual Report on Form 10-K for fiscal year 2011, in relation to certain intellectual property sold and licensed under the terms of the APA, as well as an amended cross-license agreement in relation to certain of the Company’s and Samsung’s patents, neither of which requires any additional payment to be made by either the Company or Samsung, and (iv) a trademark license agreement with Samsung pursuant to which the Company accrued approximately $6 million during fiscal year 2013. In connection with the Acquisition, the Company and Samsung also negotiated certain supply arrangements pursuant to which the parties entered into (i) a new hard disk drive supply agreement under which the Company supplies disk drives to Samsung for its personal computer, notebook, consumer electronics and other businesses, and (ii) a new NAND flash memory supply agreement (the “NAND Agreement”) under which Samsung provides the Company with semiconductor products for use in the Company’s enterprise solid state drives, solid state hybrid drives and other products, in each case on terms that may be made available to each party’s largest customers. In addition to the Acquisition and various ancillary agreements, there were also a number of ongoing relationships and transactions between the Company and Samsung during fiscal year 2013.

During fiscal year 2013, the Company recorded revenues of $413 million in relation to the sale of hard disk drives to Samsung, and made payments of approximately $334 million for the purchase of NAND flash and other memory products under the terms of the NAND Agreement and other solid state memory supply agreements with Samsung. During fiscal year 2013, the Company and Samsung also continued to jointly develop certain storage technologies under the terms of a joint development and license agreement entered into in July 2010. Finally, the Company and Samsung entered into a contract for the construction of a new Company design center in Korea with a construction commencement date of February 2012, pursuant to which the Company paid Samsung approximately $53 million in fiscal year 2013.

Pursuant to the Shareholder Agreement, Dr. Jeong was appointed as Samsung’s representative to the Board as of April 26, 2012.  Dr. Jeong will be standing for election at the Company’s 2013 Annual General Meeting of Shareholders.  Prior to the date hereof, Dr. Jeong did not receive any compensation from the Company for service on the Board except for reimbursement of applicable out-of-pocket expenses incurred in connection with Board service in accordance with Company policy.  The Company has no knowledge that Dr. Jeong has any potential interest in the Share Redemption Transaction.

In accordance with the Company’s policy on Related Person Transactions, the Board and the Nominating and Corporate Governance Committee have approved the participation of the Company in (i) the Acquisition and its related transactions and (ii) the Share Redemption Transaction.  The Company’s participation in all transactions with Samsung since it became a Related Person has been in accordance with the Company’s policy on Related Person Transactions.